Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	5,211,975(2)	$7.95(3)	$41,435,201.25	0.0000927	$3,841.04
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$41,435,201.25		$3,841.04
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due					$41,435,201.25		$3,841.04

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of Sky Harbour Group Corporation’s Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Sky Harbour Group Corporation 2022 Incentive Award Plan.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $7.95, the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the NYSE American LLC on May 13, 2022.